NexTier Announces New Director

HOUSTON, Texas (January 6, 2022) – NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) announced that the Board of Directors (the “Board”) of the Company has increased the size of the Board from nine members to ten members and appointed Bernardo Rodriguez to serve as an independent director to fill the newly created vacant seat, such appointment to be effective January 5, 2022.

Bernardo J. Rodriguez, 57, is the Chief Digital Officer at J.D. Power. He is responsible for advancing J.D. Power’s digital and AI transformation and leads the company’s Technology, Artificial Intelligence, Research, Innovation, CX Solutions divisions. From 2016 until Mr. Rodriguez joined J.D. Power in 2017, he served as Managing Director of Strategy at Huge Inc., a global full-service digital agency that partners with Fortune 100 companies on the design and execution of product and brand strategies, enterprise transformation and innovation. Prior to joining Huge Inc., he served as a Managing Director at Accenture, the global management consulting and professional services company, where he led the firm’s North American Digital Strategy Practice for telecommunications, media and technology. From 2010 to early 2015, Mr. Rodriguez served as Chief Digital Officer at Kaplan Test Prep, a top provider of educational and career services, where he was responsible for digital transformation in technology, data science, user experience, online learning, Kaplan publishing and innovation. Mr. Rodriguez holds a bachelor’s degree of science in electrical engineering from Universidad Rafael Urdaneta in Venezuela and a master’s degree and Ph.D. in computer engineering from the University of Colorado.

“We are pleased to appoint Bernardo to the Board,” said Patrick Murray, Chairman of the Board of Directors. “His appointment further demonstrates NexTier’s commitment to having a well-rounded, high-performing Board to help build on NexTier’s past success and deliver an exciting future.”

“We are extremely excited to have Bernardo join the Board,” said Robert Drummond, Chief Executive Officer of NexTier. “Bernardo’s digital and strategy expertise adds a new lens to the Board and we look forward to gaining invaluable insight beneficial to our ongoing success.”

About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

Investor Contact:

Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President, Investor Relations & Business Development
(713) 325-6000
investors@nextierofs.com